EXHIBIT 15.1
The Board of Trustees
Archstone-Smith Operating Trust:
Re: Registration Statements Nos. 333-114394 (Form S-3), and 333-124163 (Form S-3).
     With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 5, 2005, related to our review of interim financial information.
     Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Denver, Colorado
August 5, 2005